                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8

            Registration Statement under the Securities Act of 1933

                            AZTEC MANUFACTURING CO.
              (Exact name of issuer as specified in its charter)


          Texas                                                75-0948250
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                           Identification Number)

400 North Tarrant Street, Crowley, Texas                         76036
(Address of Principal Executive Offices)                       (ZIP Code)


                            AZTEC MANUFACTURING CO.
                       1998 INCENTIVE STOCK OPTION PLAN
                      1998 NONSTATUTORY STOCK OPTION PLAN
                     1997 NONSTATUTORY STOCK OPTION GRANTS
                           (Full title of the plans)

                                 L. C. MARTIN
                            400 North Tarrant Road
                             Crowley, Texas 76036
                    (Name and address of agent for service)

                                (817) 297-4361
         (Telephone number, including area code, of agent for service)

                                   Copy to:

                   Shannon, Gracey, Ratliff & Miller, L.L.P.
                              1600 Bank One Tower
                            500 Throckmorton Street
                            Fort Worth, Texas 76102
                          Attention: Sam Rosen, Esq.

                        CALCULATION OF REGISTRATION FEE

     Title of                           Proposed Maximum    Proposed Maximum
 Securities to be     Amount to be       Offering Price        Aggregate         Amount of
    Registered         Registered         Per Share(4)       Offering Price   Registration Fee
Common Stock        119,561 shares(1)         10.25            1,225,500          $  324
$1.00 par value     630,439 shares(2)         15.81            9,968,817            2632
                    250,000 shares(3)         15.81            3,953,125            1044
                     70,000 shares(4)         11.13              778,750             206
                  -------------------                                             ------
                  1,070,000                                                        4,206
                  ===================                                             ======

(1) Shares underlying outstanding options under 1998 Incentive Stock Option Plan valued at the exercise price.

(2) Shares underlying options available under 1998 Nonstatutory Stock Option Plan valued at the average of the high and low price for the underlying shares on the New York Stock exchange on June 1, 2000.

(3) Shares underlying options available under 1997 Nonstatutory Stock Option Grants valued at the average of the high and low price for the underlying shares on the New York Stock exchange on June 1, 2000.

(4) Shares underlying outstanding options pursuant to nonstatutory stock option grants made in 1997 to independent directors.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents and all documents subsequently filed by Aztec Manufacturing Co. ("Company" or "Registrant"), pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

          (a) The Company's Annual Report on Form 10-K for the year ended February 29,2000;

          (b) No reports have been filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in
              (a) above;

          (c) The description of the Company's $1.00 par value common stock contained in Item 1 of the Company's Registration Statement on Form 8-A (File No. 001-12777) as filed with the Securities and Exchange Commission on February 24, 1997 is incorporated herein by reference.


Item 4. Description of Securities

          Not Applicable.


Item 5. Interests of Named Experts and Counsel.

     The legality of the $1.00 par value common stock of the Company to be issued pursuant to the 1998 Incentive Stock Option Plan, 1998 Nonstatutory Stock Option Plan and the 1997 Nonstatutory Stock Option Grants has been passed upon for the Registrant by Shannon, Gracey, Ratliff & Miller, L.L.P., 500 Throckmorton Street, Suite 1600, Fort Worth, Texas 76102. At the time such legal matters were undertaken, Mr. Sam Rosen, a partner in Shannon, Gracey, Ratliff & Miller, L.L.P., was a director and the secretary of the Registrant and was the beneficial owner of 20,939 shares of Registrant common stock including exercisable options to purchase 14,400 shares of Registrant common stock. It is expected that this amount may change from time to time.


Item 6. Indemnification of Directors and Officers.

     Section 2.02-1 of the Texas Business Corporation Act (the "TBCA") empowers a corporation to indemnify its directors and officers and to purchase and maintain liability insurance for directors and officers. Section 2.02-1 of the TBCA permits indemnification of directors and officers of corporations under certain conditions and subject to certain limitations and, under certain circumstances, requires such indemnification. The TBCA provides further that a provision for indemnification of a director, whether contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise, is valid only to the extent it is consistent with Article 2.02-1 of the TBCA, as limited by the articles of incorporation, if such limitation exists. Article 12 of the Registrant's Articles of Incorporation, as amended, contains a provision providing for indemnification of directors and officers to the full extent permitted by law. Section 8.01 of the Registrant's Bylaws, as amended, contains a provision providing for indemnification to the full extent permitted by law.

     Additionally, Article 11 of the Registrant's Restated Articles of Incorporation limits the personal liability of directors of the Registrant to the Registrant or its shareholder for monetary damages for an act or omission in such director's capacity as a director, except that such Article 14 does not eliminate or limit the liability of a director for (i) a breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such director's office, (iv) an act or omission for which the liability of such director is expressly provided for by statute, or (v) an act related to an unlawful stock purchase or payment of a dividend.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

     Not Applicable.


Item 8. Exhibits

          Exhibit Number and Description
          ------------------------------

          (4.1) Aztec Manufacturing Co. 1998 Incentive Stock Option Plan (incorporated by reference to Exhibit 10k of the Annual Report on Form 10-K filed by Registrant for the fiscal year ended February 28, 1998).

          (4.2) Aztec Manufacturing Co. 1998 Nonstatutory Stock Option Plan (incorporated by reference to Exhibit 10l of the Annual Report on Form 10-K filed by Registrant for the fiscal year ended February 28, 1998).

          (4.3)  Aztec Manufacturing Co. 1997 Nonstatutory Stock Option
                 Grants (incorporated by reference to Exhibit 10m of the Annual Report on Form 10-K filed by Registrant for the fiscal year ended February 28, 1998).

          (4.4) Resolutions adopted by the Board of Directors of the Company on March 28, 2000 amending the Plans.*

          (5)    Opinion of Counsel.*

          (24)   Power of Attorney.*

* Filed herewith


Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions summarized under Item 6, or otherwise, the Registrant has been advised that in the opinion of the

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

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on June 1, 2000.

                                AZTEC MANUFACTURING CO.



                                By: /s/Dana L. Perry
                                   ---------------------------------------
                                    Dana L. Perry, Vice President and CFO


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                          Title                            Date
---------                          -----                            ----

                                   Chairman of the Board,       ------------
------------------------------     CEO and Director
L.C. Martin


/s/Dana L. Perry                   Vice President, CFO          June 1, 2000
------------------------------     and Director
Dana L. Perry


/s/David H. Dingus                 President, Chief Operating   June 1, 2000
------------------------------     Officer and Director
David H. Dingus


/s/Robert H. Johnson*              Director                     June 1, 2000
------------------------------
Robert H. Johnson


/s/Martin C. Bowen*                Director                     June 1, 2000
------------------------------
Martin C. Bowen


/s/W.C. Walker*                    Director                     June 1, 2000
------------------------------
W.C. Walker

/s/R.J. Schumacher*                Director                     June 1, 2000
------------------------------
R. J. Schumacher


/s/Sam Rosen                       Director                     June 1, 2000
------------------------------
Sam Rosen


                                   Director                     ------------
------------------------------
Dr. H. Kirk Downey


                                   Director                      -----------
------------------------------
Kevern R. Joyce



*By: /s/Dana L. Perry
    --------------------------------
     Dana L. Perry,
     Attorney-in-fact

                               INDEX OF EXHIBITS

               Exhibit                                                      Page No.
               ------                                                       --------
(4.1)    Aztec Manufacturing Co. 1998 Incentive Stock Option Plan................  3
(4.2)    Aztec Manufacturing Co. 1998 Nonstatutory Stock Option Plan.............  3
(4.3)    Aztec Manufacturing Co. 1997 Nonstatutory Stock Option Grants...........  3
(4.4)    Resolutions adopted by the Board of Directors of the Company on
         March 28, 2000 amending the Plans.......................................  9

(5)      Opinion of Counsel...................................................... 10

(24)     Power of Attorney....................................................... 12

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